Exhibit 5.2

WILLIAMS & ASSOCIATES

LAW FIRM, PC

GERALD L. WILLIAMS

ATTORNEY-AT LAW

Direct: 317-587-0902

FAX: 1-866-232-8085 (TOLL FREE)

GLW@BUSLAWFIRM.COM

July 9, 2012

Actuant Corporation

N86 W12500 Westbrook Crossing

Menomonee Falls, WI 53051

Re:	Opinion Letter for Registration Statement on Form S-4

Ladies and Gentlemen:

I am acting as special Indiana counsel for Engineered Solutions, L.P., an Indiana limited partnership (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Actuant Corporation, a Delaware corporation (“Actuant”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the exchange of $300,000,000 principal amount of Actuant’s 5.625% Senior Notes due 2022 originally issued on April 16, 2012, for new 5.625% Senior Notes due 2022, pursuant to which the Company has executed, as a subsidiary guarantor of Actuant’s obligations with respect to the foregoing Notes, an Indenture dated April 16, 2012 (the “Indenture”), and pursuant to which the Company will execute a Notational Guarantee (the “Guarantee”) upon consummation of the exchange offer contemplated by the Registration Statement.

I have reviewed and am familiar with (a) the organizational resolutions and documents of the Company, including the Company’s Certificate of Limited Partnership issued by the Secretary of State of Indiana and the Company’s Limited Partnership Agreement, (b) Resolutions of the Board of Directors of the Company, dated April 2, 2012, executed by the directors of the Company and certified to me by an officer of the Company as being true and correct and having not been modified or rescinded since such date, (c) a certificate of an officer of the Company representing certain factual matters in connection with the approval, execution and delivery of the Indenture and the Guarantee, which representations I have assumed the validity of and relied on, and (d)

8952 CRYSTAL LAKE DRIVE, INDIANAPOLIS, INDIANA 46240

WWW.BUSLAWFIRM.COM

such other matters as I have deemed necessary for this opinion. As to questions of fact material to the opinions expressed herein, I have relied, to the extent that I have considered reasonably appropriate, upon factual representations of the officers and representatives of the Company.

In making my examination, I have assumed without inquiry or other investigation that (a) all signatures on documents examined by me are genuine, the conformity with the original documents of all documents submitted to me as certified, conformed, or photostatic copies, the legal capacity of all natural persons, and the accuracy and completeness of all other information provided to me by Actuant and the Company, as applicable, during the course of my investigations, on which I have relied in issuing the opinions expressed below and (b) each of the parties and signatories to such documents, other than the Company, is an entity duly incorporated, organized, or formed, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation.

Based upon the foregoing, I am of the opinion that (i) the Company is validly existing and in good standing under the laws of the State of Indiana, (ii) the Company has the power and authority to execute and deliver the Indenture and the Guarantee and to perform its obligations thereunder, (iii) the execution, delivery, and performance by the Company of the Indenture and the Guarantee have been duly authorized by all necessary corporate action of the Company, and (iv) the Indenture has been duly executed and delivered by the Company. This opinion is limited to matters governed by the laws of the State of Indiana, and to the extent that any of the foregoing matters are deemed to be governed by the laws of any other state, I render no opinion with respect thereto.

This opinion deals only with the specific legal issues that it explicitly addresses and no opinions shall be implied as to matters not so addressed.

The law covered by the opinions expressed herein is limited to the present internal laws of Indiana. This opinion is given as of the date hereof and is intended to apply only to those facts and circumstances which exist as of the date hereof. I assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to my attention, any changes in laws which may hereafter occur, or to inform you of any change in circumstances occurring after the date of this opinion which would alter the opinions rendered herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my firm’s name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Best regards,

/s/ Gerald L. Williams

Gerald L. Williams

8952 CRYSTAL LAKE DRIVE, INDIANAPOLIS, INDIANA 46240

WWW.BUSLAWFIRM.COM